Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated October 30, 2024

4.375% Notes due 2027 4.625% Notes due 2029 4.750% Notes due 2031 4.900% Notes due 2034
Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	4.375% Notes due 2027 (the “2027 Notes”) 4.625% Notes due 2029 (the “2029 Notes”) 4.750% Notes due 2031 (the “2031 Notes”) 4.900% Notes due 2034 (the “2034 Notes”)

Aggregate Principal Amount:	2027 Notes: $750,000,000 2029 Notes: $750,000,000 2031 Notes: $750,000,000 2034 Notes: $750,000,000

Maturity Date:	2027 Notes: November 1, 2027 2029 Notes: November 1, 2029 2031 Notes: November 1, 2031 2034 Notes: November 1, 2034

Coupon:	2027 Notes: 4.375% 2029 Notes: 4.625% 2031 Notes: 4.750% 2034 Notes: 4.900%

Interest Payment Dates:

2027 Notes: Semi-annually on each May 1 and November 1, commencing May 1, 2025

2029 Notes: Semi-annually on each May 1 and November 1, commencing May 1, 2025

2031 Notes: Semi-annually on each May 1 and November 1, commencing May 1, 2025

2034 Notes: Semi-annually on each May 1 and November 1, commencing May 1, 2025

Record Dates:	2027 Notes: April 15 and October 15 2029 Notes: April 15 and October 15 2031 Notes: April 15 and October 15 2034 Notes: April 15 and October 15

Price to Public:	2027 Notes: 99.263% of principal amount 2029 Notes: 99.243% of principal amount 2031 Notes: 98.475% of principal amount 2034 Notes: 97.684% of principal amount

Underwriting Discount:	2027 Notes: 0.200% of principal amount 2029 Notes: 0.300% of principal amount 2031 Notes: 0.350% of principal amount 2034 Notes: 0.450% of principal amount

Net Proceeds:	2027 Notes: $742,972,500 (before expenses) 2029 Notes: $742,072,500 (before expenses) 2031 Notes: $735,937,500 (before expenses) 2034 Notes: $729,255,000 (before expenses)

Benchmark Treasury:	2027 Notes: 3.875% due October 15, 2027 2029 Notes: 3.500% due September 30, 2029 2031 Notes: 3.625% due September 30, 2031 2034 Notes: 3.875% due August 15, 2034

Benchmark Treasury Price/Yield:	2027 Notes: 99-08+ / 4.141% 2029 Notes: 97-04 ¾ / 4.147% 2031 Notes: 96-16+ / 4.211% 2034 Notes: 96-25 / 4.280%

Spread to Benchmark Treasury:	2027 Notes: +50 basis points 2029 Notes: +65 basis points 2031 Notes: +80 basis points 2034 Notes: +92 basis points

Yield to Maturity:	2027 Notes: 4.641% 2029 Notes: 4.797% 2031 Notes: 5.011% 2034 Notes: 5.200%

Optional Redemption:

2027 Notes: Make-whole redemption at Treasury plus 10 bps

2029 Notes:

Prior to October 1, 2029: Make-whole redemption at Treasury plus 10 bps

On or after October 1, 2029: Redemption at par

2031 Notes:

Prior to September 1, 2031: Make-whole redemption at Treasury plus 15 bps

On or after September 1, 2031: Redemption at par

2034 Notes:

Prior to August 1, 2034: Make-whole redemption at Treasury plus 15 bps

On or after August 1, 2034: Redemption at par

Settlement Date (T+2):	November 1, 2024*

CUSIP/ISIN:

2027 Notes:  CUSIP Number: 718172 DM8

ISIN Number: US718172DM83

2029 Notes:  CUSIP Number: 718172 DN6

ISIN Number: US718172DN66

2031 Notes:  CUSIP Number: 718172 DP1

ISIN Number: US718172DP15

2034 Notes:  CUSIP Number: 718172 DQ9

ISIN Number: US718172DQ97

Listing:	None

Joint Book-Running Managers:

BBVA Securities Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

UBS Securities LLC

Co-Managers:	Bank of China (Europe) S.A. DBS Bank Ltd.

Allocations:	2027 Notes	2029 Notes	2031 Notes	2034 Notes
BBVA Securities Inc.	$79,050,000	$79,050,000	$79,050,000	$79,050,000
BofA Securities, Inc.	79,050,000	79,050,000	79,050,000	79,050,000
Deutsche Bank Securities Inc.	79,050,000	79,050,000	79,050,000	79,050,000
Goldman Sachs & Co. LLC	79,050,000	79,050,000	79,050,000	79,050,000
Wells Fargo Securities, LLC	79,050,000	79,050,000	79,050,000	79,050,000
Barclays Capital Inc.	79,050,000	79,050,000	79,050,000	79,050,000
Citigroup Global Markets Inc.	79,050,000	79,050,000	79,050,000	79,050,000
Mizuho Securities USA LLC	79,050,000	79,050,000	79,050,000	79,050,000
UBS Securities LLC	79,050,000	79,050,000	79,050,000	79,050,000
Bank of China (Europe) S.A.	19,275,000	19,275,000	19,275,000	19,275,000
DBS Bank Ltd.	19,275,000	19,275,000	19,275,000	19,275,000
Total	$750,000,000	$750,000,000	$750,000,000	$750,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.